Exhibit 99.2

Pontem Corporation Announces Closing of Upsized $690 Million Initial Public Offering of
Securities and Full Exercise of Overallotment Option

NEW YORK, Jan.19, 2021/PRNewswire/ — Pontem Corporation (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses and led by Chairman and Chief Executive Officer Hubertus Mühlhäuser and Lead Director Burak Alici, today announced that it closed its upsized initial public offering of 60,000,000 units at $10.00 per unit and the sale of an additional 9,000,000 units at $10.00 per unit pursuant to the underwriters’ full exercise of their over-allotment option. Total gross proceeds from the offering were $690,000,000, before deducting underwriting discounts and commissions and other offering expenses. Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “PNTM” and “PNTM WS,” respectively.

Credit Suisse Securities (USA) LLC and Guggenheim Securities, LLC acted as the joint book-running managers for this offering.

The offering was made only by means of a prospectus. Copies of the prospectus related to the offering may be obtained from: Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, Telephone: 1-800-221-1037, email: usa.prospectus@credit-suisse.com; and Guggenheim Securities, LLC, Attn: Syndicate Prospectus Department, 330 Madison Avenue, New York, NY 10017, Telephone: 212-518-9658, email: GSEquityProspectusDelivery@guggenheimpartners.com.

Registration statements relating to these securities were declared effective by the SEC on January 12, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact: Tim Burt, +44 7583 413254, tim.burt@teneo.com